Exhibit 4.14

Qunar Cayman Islands Limited

2015 SHARE INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this 2015 Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of Qunar Cayman Islands Limited, a Cayman Islands exempted limited company (the “Company”), by linking the personal interests of the Directors, Employees, and Consultants to those of the shareholders of the Company and by providing such individuals with an incentive for outstanding performance to generate superior returns to the shareholders of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of the Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1                               “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate and securities laws of the Cayman Islands, the Code, the PRC tax laws, rules, regulations and government orders, the rules of any applicable stock exchange or national market system, and the laws and the rules of any jurisdiction applicable to Awards granted to residents therein.

2.2                               “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under applicable securities laws from time to time.

2.3                               “Articles” shall mean the Amended and Restated Articles of Association of the Company, as in effect and as amended from time to time.

2.4                               “Award” means an Option, a Restricted Share award, or a Restricted Share Unit award granted to a Participant pursuant to the Plan.

2.5                               “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award executed by the Company and the Participant and any amendment thereto, including through electronic medium.

2.6                               “Board” means the Board of Directors of the Company.

2.7                               “Change of Control” unless otherwise defined in an Award Agreement, means any of the following transactions, provided, however, that the Committee shall determine under (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)                                 an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(b)                                 the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)                                  the complete liquidation or dissolution of the Company;

(d)                                 any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Change of Control; or

(e)                                  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Change of Control.

2.8                               “Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a termination of employment or service based upon a finding by the Service Recipient, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)                                 has been grossly negligent in the discharge of his or her duties to the Service Recipient, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b)                                 has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a material breach of confidentiality, a material unauthorized disclosure or  use of inside information, customer lists, trade secrets or other confidential information;

(c)                                  has breached a  fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Service Recipient; or has been convicted of, or plead guilty or nolo contendere to, a felony (other than minor traffic violations or similar offenses);

(d)                                 has breached non-compete provisions in any agreement with the Service Recipient; or

(e)                                  any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or an affiliated entity

A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the date on which the Service Recipient first delivers written notice to the Participant of a finding of termination for Cause.

2.9                               “Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.10                        “Committee” means the committee of the Board described in Article X.

2.11                        “Consultant” means the definition given to it in an Award Agreement, or if none, any consultant or adviser if the consultant or adviser renders bona fide services to a Service Recipient and is a natural person.

2.12                        “Director” means a member of the Board or a member of the board of directors of any Parent, Subsidiary or Related Entity of the Company.

2.13                        “Disability” means that the Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than one hundred eighty (180) consecutive days.  In the event of dispute between the Company and Participant as to whether the Participant is disabled, the Participant may choose a medical doctor to make such a determination, provided that the Company must consent to the use of such doctor, which consent shall not be unreasonably withheld..

2.14                        “Effective Date” shall have the meaning set forth in Section 11.1.

2.15                        “Employee” means any person, including an officer or member of the Board of the Company, any Parent or Subsidiary of the Company, any Subsidiary of a Parent of the Company, or any Related Entity, who is in the employment of a Service Recipient.  The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.16                        “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.17                        “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)                                 If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value of a Share  shall be the closing sales price for such share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)                                 If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value of a Share shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)                                  In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith, including by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value and relevant.

2.18                        “Group Entity” means any of the Company and Parents, Subsidiaries and Related Entities of the Company.

2.19                        “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law or sister-in-law and shall include adoptive relationships.

2.20                        “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21                        “Independent Director” means  a member of the Board who meets the independence standards under the applicable corporate governance rules of the stock exchange.

2.22                        “Option” means a right granted to a Participant pursuant to Article V of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a non-qualified share option. Any Award Agreement that does not specify that the option granted thereunder is an Incentive Share Option shall be deemed a non-qualified share option.

2.23                        “Participant” means a person who, as a Director, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.24                        “Parent” means a parent corporation under Section 424(e) of the Code.

2.25                        “Plan” means this 2015 Share Incentive Plan, as amended from time to time to the extent permitted by its terms.

2.26                        “PRC” means the People’s Republic of China.

2.27                        “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, or controls through contractual arrangements and consolidates the financial results according to the Applicable Accounting Standards, but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.28                        “Restricted Share” means a Share awarded to a Participant pursuant to Article VI that is subject to certain restrictions and may be subject to risk of forfeiture.

2.29                        “Restricted Share Unit” means an Award granted pursuant to Article VII.

2.30                        “Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.31                        “Service Recipient” means the Company, any Parent, Subsidiary or Related Entity of the Company to which a Participant provides services as an Employee, Consultant or as a Director.

2.32                        “Share” means the ordinary share of the Company, par value US$0.001 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article IX.

2.33                        “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company, or an affiliated entity that the Company controls through contractual arrangements and consolidates the financial results according to the Applicable Accounting Standards.

ARTICLE III
SHARES SUBJECT TO THE PLAN

3.1                               Number of Shares.

(a)                                 Subject to the provisions of Article IX and Section 3.1(b), the maximum aggregate number of Shares which may be issued pursuant to all Awards is 28,476,795 Shares.

(b)                                 To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by a Group Entity shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a).

3.2                               Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market. Additionally, in the discretion of the Committee, American Depositary Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depositary Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depositary Shares in lieu of Shares.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

4.1                               Eligibility. Persons eligible to participate in this Plan include Employees, Consultants, and Directors, as determined by the Committee.

4.2                               Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award.

4.3                               Jurisdictions. In order to assure the viability of Awards granted to Participants in various jurisdictions, the Committee may provide for such special terms in Award Agreements or otherwise as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, subject to Article XII hereof, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE V
OPTIONS

5.1                               General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)                                 Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares.  To the extent not prohibited by Applicable Laws or any exchange rule, the Committee’s downward adjustment of the exercise prices of Options shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants. With respect to any Options granted to a Participant who is subject to taxation in the United States, the exercise price per Share subject to an Option shall not be less than the Fair Market Value of a Share on the date the Option is granted.

(b)                                 Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years, except as provided in Section 8.2.  Unless otherwise provided in the Award Agreement or any other written agreement entered into by and between the Company and a Participant, the Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)                                  Payment. Acceptable forms of payment by which the exercise price of an Option may be paid shall include, without limitation (i) cash or check denominated in U.S. Dollars, (ii) cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Committee, (iv) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale (vi) other property acceptable to the Committee with a Fair Market Value equal to the exercise price, (vii) any combination of the foregoing, or (viii) any other form of payment the Committee shall determine. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d)                                 Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee not inconsistent with the terms of the Plan.

(e)                                  Effects of Termination of Employment or Service on Options.  Termination of employment or service shall have the following effects on Options granted to the Participants:

(i)                                     Dismissal for Cause. Unless otherwise provided in the Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Participant’s employment by or service to the Service Recipient is terminated by the Service Recipient for Cause, the Participant’s Options will terminate upon such termination, whether or not the Option is then vested and/or exercisable;

(ii)                                  Death or Disability. Unless otherwise provided in the Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Participant’s employment by or service to the Service Recipient terminates as a result of the Participant’s death or Disability:

(a)                                 the Participant (or his or her legal representative or beneficiary, in the case of the Participant’s Disability or death, respectively), will have until the date that is 12 months after the Participant’s termination of Employment to exercise the Participant’s Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Participant’s termination of Employment on account of death or Disability;

(b)                                 the Options, to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service, shall terminate upon the Participant’s termination of Employment or service on account of death or Disability; and

(c)                                  the Options, to the extent exercisable for the 12-month period following the Participant’s termination of Employment or service and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period.

(iii)                               Other Terminations of Employment or Service. Unless otherwise provided in the Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Participant’s employment by or service to the Service Recipient terminates for any reason other than a termination by the Service Recipient for Cause or because of the Participant’s death or Disability:

(a)         the Participant will have until the date that is 90 days after the Participant’s termination of Employment or service to exercise his or her Options (or portion thereof) to the extent that such Options were vested and exercisable on the date of the Participant’s termination of Employment or service;

(b)         the Options, to the extent not vested and exercisable on the date of the Participant’s termination of Employment or service, shall terminate upon the Participant’s termination of Employment or service; and

(c)          the Options, to the extent exercisable for the 90-day period following the Participant’s termination of Employment or service and not exercised during such period, shall terminate at the close of business on the last day of the 90-day period.

5.2                               Incentive Share Options.  Incentive Share Options may be granted to Employees of the Company, a Parent or Subsidiary of the Company.  Incentive Share Options may not be granted to Employees of a Related Entity or to Independent Directors or Consultants. No Incentive Share Options may be granted to any individual unless the Plan is approved by shareholders consistent with the requirements of Section 422, including the timing requirements provided therein.  The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a)                                 Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered non-qualified share options.

(b)                                 Exercise Price.  The exercise price of an Incentive Share Option shall be equal to the Fair Market Value on the date of grant.  However, the exercise price of any Incentive Share Option granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company may not be less than 110% of Fair Market Value on the date of grant and such Option may not be exercisable for more than five years from the date of grant.

(c)                                  Transfer Restriction.  The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Participant.

(d)                                 Expiration of Incentive Share Options.  No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(e)                                  Right to Exercise.  During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

ARTICLE VI
RESTRICTED SHARES

6.1                               Grant of Restricted Shares. The Committee is authorized to make Awards of Restricted Shares to any Participant selected by the Committee in such number and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Shares shall be evidenced by an Award Agreement.

6.2                               Restricted Shares Award Agreement.  Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the period of restriction, the number of Restricted Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.  Unless the Committee determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

6.4                               Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose in the applicable Award Agreement (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award.

6.5                               Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, that the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

6.6                               Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.7                               Removal of Restrictions. Except as otherwise provided in this Article VI, Restricted Shares granted under the Plan shall be released from escrow as soon as practicable after the last day of the period of restriction.  The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed.  After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 6.6  removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable legal restrictions.  The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

ARTICLE VII
RESTRICTED SHARE UNITS

7.1                               Grant of Restricted Share Units.  The Committee, at any time and from time to time, may grant Restricted Share Units to Participants as the Committee, in its sole discretion, shall determine.  The Committee, in its sole discretion, shall determine the number of Restricted Share Units to be granted to each Participant.

7.2                               Restricted Share Units Award Agreement.  Each Award of Restricted Share Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions not inconsistent with the terms of the Plan as the Committee, in its sole discretion, shall determine.

7.3                               Form and Timing of Payment of Restricted Share Units.  At the time of grant, the Committee shall specify in the applicable Award Agreement the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable.  Upon vesting, the Committee, in its sole discretion, may pay Restricted Share Units in the form of cash, in Shares or in a combination thereof.

7.4                               Forfeiture/Repurchase.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Committee may (a) provide in any Restricted Share Unit Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

ARTICLE VIII
PROVISIONS APPLICABLE TO AWARDS

8.1                               Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

8.2                               Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award not inconsistent with the terms of the Plan which may include the term of an Award and the provisions applicable in the event the Participant’s employment or service terminates.

8.3                               Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Group Entity, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Group Entity. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will, the laws of descent and distribution, or subject to the prior approval of the Committee or an executive officer or Director of the Company authorized by the Committee, transfer to one or more natural persons who are the Participant’s Immediate Family members or entities owned and controlled by the Participant and/or the Participant’s Immediate Family members,  including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the Participant and/or the Participant’s Immediate Family members, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee or may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities.

8.4                               Beneficiaries. Notwithstanding Section 8.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed reasonably necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.5                               Share Certificates.

(a)                                 Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)                                 Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by Applicable Laws, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded on the books of the Company or, as applicable, its transfer agent or share plan administrator.

8.6                               Paperless Administration. Subject to Applicable Laws, the Committee may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

8.7                               Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the PRC, the exchange rate as selected by the Committee on the date of exercise.

ARTICLE IX
CHANGES IN CAPITAL STRUCTURE

9.1                               Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Committee shall make such proportionate adjustments, if any, as necessary to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1); (b) the terms and conditions of any outstanding Awards; and (c) the grant or exercise price per share for any outstanding Awards under the Plan; provided that any change under this section shall be subject to Article XII.

9.2                               Change of Control. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, upon, or in anticipation of, a Change of Control, the Committee may in its sole discretion provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise the vested portion of such Awards during a reasonable period of time as the Committee shall determine, (ii) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested, (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having a comparable value, the assumption of or substitution of such Award by the successor or surviving corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of Awards in cash based on the value of Shares on the date of the Change of Control plus reasonable interest on the Award through the date such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

9.3                               Outstanding Awards — Other Changes. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant,  in the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article IX, the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee considers appropriate to prevent dilution or enlargement of rights.

9.4                               No Other Rights. Except as expressly provided in the Plan or applicable Award Agreement or any other written agreement entered into by and between the Company and a Participant, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

ARTICLE X
ADMINISTRATION

10.1                        Committee. The Plan shall be administered by the Board or a committee of one or more members to whom the Board shall delegate the authority to administer the Plan (the “Committee”). The Committee shall have the authority to grant Awards to Participants and to determine the terms and conditions of Awards not inconsistent with the terms of the Plan, provided that any member of the Committee shall abstain from voting on matters where such member is interested in the outcome of the decision.  Notwithstanding the foregoing, the full Board, acting by majority of its members in office, shall conduct the general administration of the Plan if required by Applicable Law or if required to exempt Awards from Section 16(b) of the Exchange Act.

10.2                        Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Group Entity, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

10.3                        Authority of the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)                                 Designate Participants to receive Awards;

(b)                                 Determine the type or types of Awards to be granted to each Participant;

(c)                                  Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)                                 Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines not inconsistent with the terms of the Plan;

(e)                                  Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, including ordinary shares or American Depositary Receipts of another entity, or an Award may be canceled, forfeited, or surrendered;

(f)                                   Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)                                  Decide all other matters that must be determined in connection with an Award;

(h)                                 Subject to Article XII, establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)                                     Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j)                                    Reduce the exercise price per Share subject to an Option; and

(k)                                 Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan, including design and adopt from time to time new types of Awards that are in compliance with Applicable Laws.

ARTICLE XI
EFFECTIVE AND EXPIRATION DATE

11.1                        Effective Date. This Plan shall become effective as of the date on which the Plan is approved by the Board of the Company according to its Articles (the “Effective Date”).

11.2                        Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE XII
AMENDMENT, MODIFICATION, AND TERMINATION

12.1                        Amendment, Modification, And Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan, provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Company decides to follow home country practice,  and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article IX), or (ii) permits the Committee to extend the term of the Plan or the exercise period for an Option beyond ten years from the date of grant.

12.2                        Awards Previously Granted. Except with respect to amendments made pursuant to Section 12.1(b)(i), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE XIII
GENERAL PROVISIONS

13.1                        No Rights to Awards.  Except as may otherwise be provided in any other written agreement entered into by and between the Company and a Participant,  no Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

13.2                        No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

13.3                        Taxes. The relevant Group Entity shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s payroll tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

13.4                        No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employment or service of any Service Recipient.

13.5                        Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the relevant Group Entity.

13.6                        Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Articles, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.7                        Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any Group Entity except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.8                        Expenses. The expenses of administering the Plan shall be borne by the Group Entities.

13.9                        Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.10                 Fractional Shares. If an exercise of any Award shall result in the creation of a fractional Share under the Award, the Committee may determine, in its discretion, whether (i) such fractional Share shall be issued, or (ii) cash (in the amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share otherwise would have been issued) shall be given in lieu of such fractional Share, or (iii) such fractional Share shall be eliminated by rounding up or down as appropriate.

13.11                 Government and Other Regulations. The obligation of the Company to make payment of awards in Share or otherwise shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by government agencies as may be required.

13.12                 Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction.  If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

13.13                 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

13.14                 Appendices. With the approval of the Board, the Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitations contained in Section 3.1 of the Plan without the approval of the Board.